Exhibit 99.1
FOR IMMEDIATE RELEASE
February 5, 2014
THE WALT DISNEY COMPANY REPORTS
FIRST QUARTER EARNINGS FOR FISCAL 2014

BURBANK, Calif. – The Walt Disney Company today reported record earnings for its first fiscal quarter ended December 28, 2013. Diluted earnings per share (EPS) for the first quarter increased 34% to $1.03 from $0.77 in the prior-year quarter. Certain items affecting comparability had a $0.01 and $0.02 net adverse impact on the current and prior-year quarters, respectively. Excluding these items, EPS for the quarter increased 32% to $1.04 from $0.79 in the prior-year quarter.

“We had an incredibly strong first quarter, delivering a 32% increase in adjusted earnings per share and double-digit increases in operating income in all business segments,” said Robert A. Iger, Chairman and CEO, The Walt Disney Company.  “These results reflect the strength of our unprecedented portfolio of brands, a constant focus on creativity and innovation, and the continued success of our long-term strategy.”

The following table summarizes the first quarter results for fiscal 2014 and 2013 (in millions, except per share amounts):

	Quarter Ended
	December 28, 2013	December 29, 2012	Change
Revenues	$12,309	$11,341	9%
Segment operating income (1)	$3,020	$2,380	27%
Net income (2)	$1,840	$1,382	33%
Diluted EPS (2)	$1.03	$0.77	34%
Cash provided by operations	$1,212	$1,144	6%
Free cash flow (1)	$554	$599	(8)%

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows.

(2)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling interests.

SEGMENT RESULTS
The following table summarizes the first quarter segment operating results for fiscal 2014 and 2013 (in millions):

	Quarter Ended
	December 28, 2013	December 29, 2012	Change
Revenues:
Media Networks	$5,290	$5,101	4%
Parks and Resorts	3,597	3,391	6%
Studio Entertainment	1,893	1,545	23%
Consumer Products	1,126	1,013	11%
Interactive	403	291	38%
	$12,309	$11,341	9%
Segment operating income:
Media Networks	$1,455	$1,214	20%
Parks and Resorts	671	577	16%
Studio Entertainment	409	234	75%
Consumer Products	430	346	24%
Interactive	55	9	>100%
	$3,020	$2,380	27%

Media Networks
Media Networks revenues for the quarter increased 4% to $5.3 billion and segment operating income increased 20% to $1.5 billion. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended
	December 28, 2013	December 29, 2012	Change
Revenues:
Cable Networks	$3,759	$3,538	6%
Broadcasting	1,531	1,563	(2)%
	$5,290	$5,101	4%
Segment operating income:
Cable Networks	$1,277	$952	34%
Broadcasting	178	262	(32)%
	$1,455	$1,214	20%

Cable Networks
Operating income at Cable Networks increased $325 million to $1.3 billion for the quarter due to growth at ESPN, higher equity income from A&E Television Networks (AETN) and, to a lesser extent, an improvement at the domestic Disney Channels. Higher operating income at ESPN was due to increased affiliate and advertising revenues and the absence of equity losses as a result of the prior-year sale of our interest in the ESPN STAR Sports joint venture. The increase in affiliate revenue was driven by contractual rate increases, partially offset by a decrease as a result of the sale of ESPN UK in the fourth quarter of the prior year. Growth in ESPN advertising revenues was due to an increase in rates and units delivered, partially offset by lower ratings. Programming and production costs were comparable to the prior year as an increase due to higher contractual rates for NFL and college football was largely offset by a decrease due to the sale of ESPN UK. Higher equity income from AETN reflected lower programming and marketing costs and higher advertising revenues. Growth at the domestic Disney Channels was primarily due to higher affiliate revenues from contractual rate increases.

Broadcasting
Operating income at Broadcasting decreased $84 million to $178 million for the quarter due to higher programming costs, lower program sales and decreased advertising revenue, partially offset by higher affiliate revenues and lower general and administrative expenses. Higher programming costs were due to higher program write-offs and a contractual rate increase for Modern Family. The decline in program sales reflected higher sales of Revenge and Army Wives in the prior-year quarter. Lower advertising revenue was driven by a decrease at the owned television stations, partially offset by an increase at the ABC Television Network. The increase at the ABC Television Network was due to higher rates and more units delivered, partially offset by lower ratings. Affiliate revenue growth reflected higher contractual rates. Lower general and administrative expenses were driven by lower labor costs primarily as a result of decreased pension and postretirement medical costs.

Parks and Resorts
Parks and Resorts revenues for the quarter increased 6% to $3.6 billion and segment operating income increased 16% to $671 million. Operating income growth for the quarter was primarily due to increased guest spending at our domestic parks and resorts, which reflected higher average ticket prices and food, beverage and merchandise spending. The increase in guest spending was partially offset by higher costs for the continued roll out of MyMagic+ and labor and other cost inflation, partially offset by lower pension and postretirement medical costs.
Operating income at our international parks and resorts was comparable to the prior-year quarter as increased guest spending at Disneyland Paris and Hong Kong Disneyland Resort and higher attendance at Hong Kong Disneyland Resort were largely offset by lower attendance and occupied room nights at Disneyland Paris.

Studio Entertainment
Studio Entertainment revenues increased 23% to $1.9 billion and segment operating income increased 75% to $409 million. Higher operating income was due to an increase in worldwide theatrical distribution results and, to a lesser extent, increases in domestic home entertainment and television/subscription video on demand (TV/SVOD) distribution.
Higher theatrical results reflected the strength of Frozen and Marvel's Thor: The Dark World in the current quarter, compared to Wreck-It Ralph and no Marvel film in wide release in the prior-year quarter.

The increase in domestic home entertainment was driven by lower per unit cost of sales and decreased marketing costs, partially offset by lower unit sales. The decrease in marketing costs was due to fewer significant releases in the current quarter.
The operating income increase in TV/SVOD distribution was due to higher international sales in the current quarter, partially offset by a decrease in SVOD revenues due to a domestic sale of library titles in the prior-year quarter.

Consumer Products
Consumer Products revenues increased 11% to $1.1 billion and segment operating income increased 24% to $430 million. Higher operating income was due to increases at our Merchandise Licensing and Retail businesses.
The increase in operating income at Merchandise Licensing was due to the inclusion of Lucasfilm and higher revenues from the performance of Planes, Disney Junior and Monsters University merchandise, partially offset by lower revenue from sales of Cars and Spider-Man merchandise.
At our Retail business, higher operating income for the quarter was driven by an increase in North America due to comparable store sales growth and higher online sales.

Interactive
Interactive revenues for the quarter increased 38% to $403 million and segment operating income increased $46 million to $55 million. Higher operating income was due to an increase at our console games business driven by the success of Disney Infinity in the current quarter compared to Epic Mickey 2 in the prior-year quarter and growth from our Japan mobile business.

OTHER FINANCIAL INFORMATION

Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses decreased $7 million to $116 million due to the timing of charitable contributions and allocations to operating segments.

Interest Income/(Expense), net
Interest income/(expense), net was as follows (in millions):

	Quarter Ended
	December 28, 2013	December 29, 2012	Change
Interest expense	$(81)	$(92)	12%
Interest and investment income	130	20	>100%
Interest income/(expense), net	$49	$(72)	nm
The decrease in interest expense for the quarter was primarily due to lower effective interest rates. The increase in interest and investment income for the quarter was due to gains on sales of investments.

Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	December 28, 2013	December 29, 2012	Change
Effective Income Tax Rate	35.2%	29.1%	(6.1)	ppt
The increase in the effective income tax rate for the quarter was primarily due to tax benefits recognized in the prior-year quarter. These benefits included an increase in prior-year earnings from foreign operations indefinitely reinvested outside the United States and subject to tax rates lower than the federal statutory income tax rate and the favorable resolution of certain tax matters.

Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Quarter Ended
	December 28, 2013	December 29, 2012	Change
Cash provided by operations	$1,212	$1,144	$68
Investments in parks, resorts and other property	(658)	(545)	(113)
Free cash flow (1)	$554	$599	$(45)

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows.
Cash provided by operations for the first quarter of fiscal 2014 increased 6% or $68 million to $1.2 billion as compared to the first quarter of fiscal 2013. The increase in cash provided by operations was driven by higher segment operating results, partially offset by increased film and television programming and production spending at Media Networks and Studio Entertainment and an increase in receivables at Studio Entertainment driven by higher revenues.

Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Quarter Ended
	December 28, 2013	December 29, 2012
Media Networks
Cable Networks	$32	$31
Broadcasting	13	12
Total Media Networks	45	43
Parks and Resorts
Domestic	215	242
International	324	176
Total Parks and Resorts	539	418
Studio Entertainment	13	10
Consumer Products	6	6
Interactive	—	3
Corporate	55	65
Total investments in parks, resorts and other property	$658	$545
Capital expenditures increased from $545 million to $658 million due to an increase at Parks and Resorts from higher construction spending for Shanghai Disney Resort in the current quarter as compared to the prior-year quarter.

Depreciation expense was as follows (in millions):

	Quarter Ended
	December 28, 2013	December 29, 2012
Media Networks
Cable Networks	$33	$32
Broadcasting	23	24
Total Media Networks	56	56
Parks and Resorts
Domestic	279	255
International	86	80
Total Parks and Resorts	365	335
Studio Entertainment	12	9
Consumer Products	12	14
Interactive	1	5
Corporate	58	54
Total depreciation expense	$504	$473

Non-GAAP Financial Measures
This earnings release presents EPS excluding the impact of certain items, free cash flow, and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of EPS, cash flow or net income as determined in accordance with GAAP. EPS excluding certain items, free cash flow, and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.
EPS excluding certain items – The Company uses EPS excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The Company believes that information about EPS exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business.
The following table reconciles reported EPS to EPS excluding certain items:

	Quarter Ended
	December 28, 2013	December 29, 2012	Change
Diluted EPS as reported	$1.03	$0.77	34%
Exclude:
Tax benefit from prior-year foreign earnings indefinitely reinvested outside the United States (1)	—	(0.04)
Other income/(expense), net (2)	—	0.04
Hulu Equity Redemption charge (3)	—	0.02
Restructuring and impairment charges (4)	0.01	—
Diluted EPS excluding certain items	$1.04	$0.79	32%

(1)
The prior-year quarter includes a tax benefit due to an increase in prior-year earnings from foreign operations indefinitely reinvested outside the United States and subject to tax rates lower than the federal statutory income tax rate ($64 million).

(2)
The prior-year quarter includes the Celador litigation charge ($321 million pre-tax), partially offset by the gain on the sale of our interest in ESPN STAR Sports ($219 million pre-tax and before noncontrolling interest).

(3)	Our share of expense associated with an equity redemption at Hulu LLC ($55 million pre-tax).

(4)	Charges for the current quarter totaled $19 million (pre-tax), primarily for an investment impairment and severance and contract termination costs.

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.

Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.
A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended
	December 28, 2013	December 29, 2012
Segment operating income	$3,020	$2,380
Corporate and unallocated shared expenses	(116)	(123)
Restructuring and impairment charges	(19)	—
Other income/(expense), net	6	(102)
Interest income/(expense), net	49	(72)
Hulu Equity Redemption charge	—	(55)
Income before income taxes	2,940	2,028
Income taxes	(1,036)	(590)
Net income	$1,904	$1,438
CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, February 5, 2014, at 5:00 PM EST/2:00 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through February 19, 2014 at 7:00 PM EST/4:00 PM PST.

FORWARD-LOOKING STATEMENTS
Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.
Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 28, 2013 under Item 1A, “Risk Factors,” and subsequent reports.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended
	December 28, 2013	December 29, 2012
Revenues	$12,309	$11,341
Costs and expenses	(9,644)	(9,249)
Restructuring and impairment charges	(19)	—
Other income/(expense), net	6	(102)
Interest income/(expense), net	49	(72)
Equity in the income of investees	239	110
Income before income taxes	2,940	2,028
Income taxes	(1,036)	(590)
Net income	1,904	1,438
Less: Net income attributable to noncontrolling interests	(64)	(56)
Net income attributable to The Walt Disney Company (Disney)	$1,840	$1,382

Earnings per share attributable to Disney:
Diluted	$1.03	$0.77
Basic	$1.04	$0.78

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,784	1,800
Basic	1,762	1,777

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	December 28, 2013	September 28, 2013
ASSETS
Current assets
Cash and cash equivalents	$4,397	$3,931
Receivables	8,013	6,967
Inventories	1,380	1,487
Television costs and advances	846	634
Deferred income taxes	484	485
Other current assets	643	605
Total current assets	15,763	14,109
Film and television costs	4,992	4,783
Investments	2,784	2,849
Parks, resorts and other property
Attractions, buildings and equipment	41,498	41,192
Accumulated depreciation	(22,874)	(22,459)
	18,624	18,733
Projects in progress	2,760	2,476
Land	1,183	1,171
	22,567	22,380
Intangible assets, net	7,313	7,370
Goodwill	27,324	27,324
Other assets	2,423	2,426
Total assets	$83,166	$81,241

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$8,590	$6,803
Current portion of borrowings	3,687	1,512
Unearned royalties and other advances	3,419	3,389
Total current liabilities	15,696	11,704

Borrowings	11,714	12,776
Deferred income taxes	3,987	4,050
Other long-term liabilities	4,473	4,561
Commitments and contingencies
Equity
Preferred stock, $.01 par value Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value Authorized – 4.6 billion shares, Issued – 2.8 billion shares	33,679	33,440
Retained earnings	48,089	47,758
Accumulated other comprehensive loss	(1,144)	(1,187)
	80,624	80,011
Treasury stock, at cost, 1.1 billion shares at December 28, 2013 and 1.0 billion shares at September 28, 2013	(36,300)	(34,582)
Total Disney Shareholders' equity	44,324	45,429
Noncontrolling interests	2,972	2,721
Total equity	47,296	48,150
Total liabilities and equity	$83,166	$81,241

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Quarter Ended
	December 28, 2013	December 29, 2012
OPERATING ACTIVITIES
Net income	$1,904	$1,438
Depreciation and amortization	561	514
Gains on dispositions	(6)	(219)
Deferred income taxes	(85)	(236)
Equity in the income of investees	(239)	(110)
Cash distributions received from equity investees	187	192
Net change in film and television costs and advances	(299)	(187)
Equity-based compensation	96	100
Other	(78)	86
Changes in operating assets and liabilities:
Receivables	(1,175)	(934)
Inventories	97	95
Other assets	(20)	42
Accounts payable and other accrued liabilities	(707)	(314)
Income taxes	976	677
Cash provided by operations	1,212	1,144

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(658)	(545)
Sales of investments/proceeds from dispositions	136	340
Acquisitions	—	(2,265)
Other	(5)	5
Cash used in investing activities	(527)	(2,465)

FINANCING ACTIVITIES
Commercial paper borrowings, net	2,149	994
Borrowings	66	3,037
Reduction of borrowings	(1,046)	(776)
Dividends	—	(1,300)
Repurchases of common stock	(1,718)	(1,044)
Proceeds from exercise of stock options	94	124
Other	218	101
Cash (used in)/provided by financing activities	(237)	1,136

Impact of exchange rates on cash and cash equivalents	18	5

Increase/(decrease) in cash and cash equivalents	466	(180)
Cash and cash equivalents, beginning of period	3,931	3,387
Cash and cash equivalents, end of period	$4,397	$3,207

Contacts:

Zenia Mucha
Corporate Communications
818-560-5300

Lowell Singer
Investor Relations
818-560-6601